Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Sanjay Arora
Investor Relations
Intersil Corporation
(408) 546-3454
investor@intersil.com

Intersil Announces the Appointment of David Bell as President and Chief Operating Officer

Milpitas, California - March 26, 2007

INTERSIL CORPORATION (NASDAQ GLOBAL SELECT: ISIL) today announced the appointment of David Bell as Intersil’s President and Chief Operating Officer, effective April 2, 2007. In addition, Mr. Bell will become a member of the Company’s Board of Directors.

Most recently, Mr. Bell served as President of Linear Technology from June 2003 until January 2007. Prior to becoming President, Mr. Bell served as Vice President and General Manager of Power Products from 2002 to 2003 and as General Manager of Power Products from 1999 to 2002. Mr. Bell started his career at Linear Technology in 1994 as the Manager of Strategic Product Development. He holds a Bachelor of Science degree in Electrical Engineering from the Massachusetts Institute of Technology.

Rich Beyer, Intersil’s CEO commented, “We are very pleased to have Dave Bell join Intersil as our President and Chief Operating Officer. We believe that Dave’s background and experience with a top tier, high performance analog company make him an ideal fit for this position. I am looking forward to partnering with Dave as we continue to build upon our success in the high performance analog space.”

“I am excited about the opportunity to join what is already a talented high performance analog team,” noted Dave Bell. “Intersil has a unique position that balances general purpose products with application specific products to address its four targeted end markets: high-end consumer, computing, industrial and communications. The Company has an extensive analog, mixed-signal and power management portfolio and has exceptional technical and manufacturing expertise.”

About Intersil

Intersil Corporation is a leader in the design and manufacture of high-performance analog semiconductors. The Company’s products address some of the industry’s fastest growing markets, such as, flat panel displays, cell phones, other handheld systems, and notebooks. Intersil’s product families address power management functions and analog signal processing functions. Intersil products include ICs for battery management, hot-swap and hot-plug controllers, linear regulators, power sequencers, supervisory ICs, bridge drivers, PWM controllers, switching DC/DC regulators and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; video and high-performance operational amplifiers; data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and radiation-hardened applications. For more information about Intersil or to find out how to become a member of our winning team, visit the Company’s web site and career page at www.intersil.com.

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